Exhibit 99.1

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Corporate Communications
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Appointment of New Director
SEATTLE, SEPTEMBER 13, 2010 — F5 Networks, Inc. (NASDAQ: FFIV), the global leader in Application Delivery Networking, today announced the appointment of John Chapple, President of Hawkeye Investments LLC, to its board of directors. Chapple brings over 25 years of experience in the wireless communications and cable television industries to this position.
“John’s successful track record, particularly in the service provider market, makes him a great addition to our board,” said John McAdam, President and Chief Executive Officer of F5. “We believe his deep understanding of the wireless carrier market will help increase the value that F5 solutions deliver to service providers and beyond.”
“We are very pleased that John has agreed to join F5’s board,” said Alan J. Higginson, Chairman of F5. “John’s background and perspectives will be a significant asset to our executive leadership team.”
Previously in his career, Chapple served as President, Chief Executive Officer, and Chairman of the Board of Nextel Partners and its subsidiaries, prior to the company’s acquisition by Sprint Communications in 2006. He was also Executive Vice President of Operations for McCaw Cellular Communications and thereafter AT&T Wireless Services, following a merger between the companies. He also held the position of Senior Vice President of Operations at American Cablesystems.
Chapple is the past Chairman of Cellular One Group and the Personal Communications Industry Association (PCIA), and past Vice-Chairman of the Cellular Telecommunications Industry Association (CTIA). In addition, from 1995 to 1997, he was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C., which owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises.
He currently serves on the Board of Directors at Leap Wireless (NASDAQ: LEAP), Cbeyond, Inc. (NASDAQ: CBEY), SeaMobile, a maritime services company, and Telesphere, a private VoIP company operating in 45 states. In addition, Chapple is on the advisory board of

Diamond Castle Holdings, a private equity firm; the Daniel J. Evans School of Public Affairs at University of Washington Visiting Committee; and the Apostle Islands Historic Preservation Conservancy in Wisconsin.
Chapple is a graduate of Syracuse University and Harvard University’s Advanced Management Program. He is the current Chairman of the Syracuse University Board of Trustees, and serves on the Advisory Board for the Maxwell School of Citizenship and Public Affairs.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking (ADN), focused on ensuring the secure, reliable, and fast delivery of applications. F5’s flexible architectural framework enables community-driven innovation that helps organizations enhance IT agility and dynamically deliver services that generate true business value. F5’s vision of unified application and data delivery offers customers an unprecedented level of choice in how they deploy ADN solutions. It redefines the management of application, server, storage, and network resources, streamlining application delivery and reducing costs. Global enterprise organizations, service and cloud providers, and Web 2.0 content providers trust F5 to keep their business moving forward. For more information, go to www.f5.com.
F5 and F5 Networks are trademarks or service marks of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
This press release may contain forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company’s filings with the SEC.
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